Exhibit 99.1

FOR IMMEDIATE RELEASE
Harris Interactive Names New North American President
ROCHESTER, N.Y. — April 27, 2007 — Harris Interactive (NASDAQ:HPOL) announced that David B. Vaden has been promoted to President, North America & Global Operations, reporting to Gregory Novak, President and CEO. Mr. Vaden will be responsible for all North American research, sales and operations units in addition to his ongoing leadership of the global research operations, Internet panel management and information technology teams.
“As the Company continues to focus more attention on European growth and global expansion, the US business must have a dedicated leader who can rapidly respond to the demands of this fast-paced environment,” said Gregory Novak, President and CEO. “David’s long record of past successes has been propelled by his extraordinary ability to analyze problems and then lead teams to quickly solve them. Because of that history and his deep understanding of our business, I believe that he will make significant improvements in our North American business.”
Mr. Vaden, a seven year veteran at Harris Interactive, served as EVP, chief operations officer immediately prior to this assignment. Since joining the Company as VP, finance in January 2000, David has served in a number of roles with increasing responsibility including SVP, business development/Internet services and EVP, operations/chief strategy officer. Prior to joining Harris Interactive, Mr. Vaden was a manager in the audit and business advisory services division at PricewaterhouseCoopers LLP (“PwC”). While at PwC, David was selected as one of fifty employees among 37,000 personnel in the US to participate in the PwC Scholars program. David, who is a CPA, received an MBA with distinction from Columbia University Business School and a BS in accounting with honors from St. John Fisher College.
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About Harris Interactive
Harris Interactive is the 12th largest and fastest-growing market research firm in the world. The company provides innovative research, insights and strategic advice to help its clients make more confident decisions which lead to measurable and enduring improvements in performance. Harris Interactive is widely known for The Harris Poll, one of the longest running, independent opinion polls and for pioneering online market research methods. The company has built what it believes to be the world’s largest panel of survey respondents, the Harris Poll Online. Harris Interactive serves clients worldwide through its United States, Europe and Asia offices, its wholly-owned subsidiaries Novatris in France and MediaTransfer AG in Germany, and through a global network of independent market research firms. More information about Harris Interactive may be obtained at www.harrisinteractive.com. To become a member of the Harris Poll Online and be invited to participate in online surveys, register at www.harrispollonline.com.
Contact
Dan Hucko
SVP, Corporate Communications — Investor Relations
585-214-7470
800-866-7655 x7470
Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
Harris Interactive Inc. 4/07